Gulf Resources, Inc.	CCG Investor Relations Inc.
Helen Xu	David Rudnick, Account Manager
Email: beishengrong@vip.163.com	Phone: +1-646-626-4172
Web: http://www.gulfresourcesinc.cn	Email: david.rudnick@ccgir.com

Crocker Coulson, President
Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web: http://www.ccgirasia.com

Gulf Resources Provides Fiscal Year 2012 Financial Guidance

Shandong Province, China, March 20, 2012 - Gulf Resources, Inc. (NASDAQ: GURE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced financial guidance for fiscal year 2012.

Based on the current business outlook, the Company estimates that bromine prices, a factor with a large impact on the Company’s operating performance, will fluctuate between a range of RMB23,150 per tonne and RMB30,000 per tonne in fiscal year 2012.

Given anticipated bromine price levels, the Company forecasts total revenue to range between $114.7 million and $147.3 million, and net income to range between $16.8 million and $30.5 million in fiscal year 2012.

The above forecast does not take into account the potential effect on net income resulting from expenses that may arise from potential drilling expenditures in 2012 for further testing and exploration of underground bromine water resources in Daying County, Sichuan Province.

“Although we expect bromine prices to stay relatively constant and stable in fiscal year 2012 due to the continued slowdown of the economy in China, we believe the strategy of exploring more brine water resources and obtaining bromine assets through acquisitions will enable us to achieve long term growth in the future,” said Mr. Xiaobin Liu, CEO of Gulf Resources.  “We have sufficient cash flow for our operating activities and will continue to look for attractive acquisition targets.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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